SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2020 Annual Meeting of Shareholders

September 23, 2020

Dear Shareholders:

We are pleased to invite you to attend our 2020 Annual Meeting of Shareholders. The meeting will be held on Tuesday, November 10, 2020, at 9:00 a.m. This year’s Annual Meeting will be a virtual meeting of shareholders. We believe that hosting a virtual meeting provides expanded access and improved communication between our shareholders and the Company. Only shareholders of record on September 14, 2020 may attend and vote at the Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYTS2020. You will not be able to attend the Annual Meeting in person.

The enclosed Notice of the Meeting and Proxy Statement provide detailed information about the items of business to be conducted at the Annual Meeting and voting procedures for the Meeting.  The Proxy Statement also provides information about our Board candidates, the Board and the Board Committees.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about September 23, 2020. The Notice contains instructions that explain how to access and review the proxy materials and our Annual Report on Form 10-K on the internet. The Company believes that this process allows us to provide our shareholders with the information they need in an efficient and timely manner. The approximate mailing date of the Proxy Statement and the accompanying proxy card also is September 23, 2020.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting.  We urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

James A. Clark Chief Executive Officer	Wilfred T. O’Gara Chairman of the Board

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 10, 2020

The Notice of Meeting and Proxy Statement and the Company’s Annual Report on

Form 10-K are available at investors.lsicorp.com/financials/annual-reports

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

LSI INDUSTRIES INC.

Time: 9:00 a.m., Eastern Standard Time

Date: Tuesday, November 10, 2020

Place: www.virtualshareholdermeeting.com/LYTS2020

Purpose:

●	Elect as members of the Board of Directors the six nominees named in the Proxy Statement;

●	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021; and

●	Approve on an advisory basis the compensation of the Company’s named executive officers.

Only shareholders of record on September 14, 2020 may vote at the meeting. The approximate mailing date of the Proxy Statement and proxy card is September 23, 2020.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Thomas A. Caneris

Thomas A. Caneris

Senior Vice President, Human Resources and General Counsel; Secretary

September 23, 2020

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 10, 2020

The Notice of Meeting and Proxy Statement and the Company’s Annual Report on

Form 10-K are available at investors.lsicorp.com/financials/annual-reports

Table of Contents

Page

INTRODUCTION	1
VOTING AT ANNUAL MEETING	1
General Information	1
2020 ANNUAL MEETING PROPOSALS	2
Proposal 1. Election of Directors	2
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	2
Proposal 3. Advisory Vote on Executive Compensation	3
Other Matters	4
NOMINEES FOR BOARD OF DIRECTORS	4
EXECUTIVE OFFICERS	6
SECURITY OWNERSHIP	7
EXECUTIVE COMPENSATION	8
Compensation Discussion and Analysis	8
COMPENSATION COMMITTEE REPORT	19
CEO PAY RATIO DISCLOSURE	26
EQUITY COMPENSATION PLAN INFORMATION	27
CORPORATE GOVERNANCE	27
DIRECTOR COMPENSATION	29
COMMITTEES OF THE BOARD	30
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33
RELATED PERSON TRANSACTIONS	33
OTHER MATTERS	34
QUESTIONS	34
ANNEX A—NON-GAAP MEASURES	A-i

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto. To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investors” page. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.

Thomas A. Caneris

SVP Human Resources and General Counsel and Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

__________________________________________

P R O X Y   S T A T E M E N T

__________________________________________

Annual Meeting of Shareholders

November 10, 2020

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 10, 2020, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on or about September 23, 2020 to shareholders of record as of September 14, 2020.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or virtually.  Shareholders may vote by proxy or attend the Annual Meeting virtually and vote through the internet at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Office of the Secretary) either a written revocation or a duly executed proxy bearing a later date, or by appearing virtually at the Annual Meeting and voting through the internet.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote virtually at the meeting through the internet, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors: FOR Proposal 1 to elect as members of the Board of Directors the six nominees named in this Proxy Statement; FOR Proposal 2 to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021; and FOR Proposal 3 to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the six nominees receiving the greatest number of votes will be elected. Proposal 2 FOR the ratification of appointment of the Company’s Independent Registered Public Accounting Firm will be adopted only if it receives approval by a majority of the Common Shares voting, virtually or by proxy, at the Annual Meeting. Proposal 3 FOR the approval of the compensation of the Company’s named executive officers requires by the affirmative vote of at least a majority of the Common Shares present, virtually or by proxy, at the Annual Meeting. Because Proposal 3 on executive compensation is an advisory vote, the Board of Directors will give due consideration to the result of the vote; however, the result of the vote will not be binding on the Company.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, as the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. A bank or broker does not have discretion to cast votes with respect to the election of Directors unless it has received voting instructions from you as the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to Directors is counted.

As of September 14, 2020, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 26,340,512 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 14, 2020, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will be considered as present at the meeting for the purpose of determining the presence of a quorum and have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2021 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before May 28, 2021.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2021 Annual Shareholders’ Meeting, it must be received prior to August 11, 2021.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than thirty days, the Company will notify shareholders of this change through its SEC filings.

2020 ANNUAL MEETING PROPOSALS

Proposal 1. Election of Directors

The Nominating and Corporate Governance Committee of the Board has nominated for re-election the six current members of the Board of Directors: Robert P. Beech, Ronald D. Brown, James A. Clark, Amy L. Hanson, Chantel E. Lenard and Wilfred T. O'Gara. As we reported in our Form 8-K on June 19, 2020, John K. Morgan informed the Board that he would not be standing for re-election at the Annual Meeting. Please see the “Nominees for Board of Directors” section of this Proxy Statement for additional information about each nominee.

All individuals elected at the 2020 Annual Meeting will hold office for a one-year term expiring at the 2021 Annual Meeting and until their successors are elected and qualified or until their earlier resignation, retirement or removal.  Shareholders are entitled to one vote for each share held of record.  Proxies solicited by the Board will be voted FOR the election of these six nominees. Shareholders are not entitled to cumulate their votes in the election of members of the Board of Directors. If any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.

The Board of Directors recommends a vote FOR each of the six individuals nominated in this Proxy Statement.  The six nominees receiving the greatest number of votes will be elected.

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021.  Grant Thornton has been the independent registered public accounting firm for the Company since September 8, 2009 and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its appointment of Grant Thornton.  If ratification of the appointment is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2021.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions. The aggregate fees billed to the Company by Grant Thornton for the fiscal years ended June 30, 2019 and 2020 were as follows:

Fee Category	2019	2020
Audit Fees	$826,900	$771,900
Audit-related Fees	$39,300	$16,000
Tax Fees	$88,750	$168,328
All Other Fees	$4,900	$0
Total Fees	$959,850	$956,228

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and for audits of the Company’s qualified retirement plan.  Tax fees represent fees for services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation on various planning matters.

Please see the “Committees of the Board” section of this Proxy Statement for additional information about the Audit Committee.

The Board of Directors recommends a vote FOR this proposal. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 3. Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, provides the Company’s shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on the compensation of the Company’s named executive officers. This advisory vote is commonly known as “Say-on-Pay”. Please see the “Executive Compensation” section of this Proxy Statement for additional information regarding the Compensation Committee and fiscal 2020 executive compensation. Since the vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board of Directors will take the results of the vote into account when reviewing the Company’s executive compensation plan and programs.

The Compensation Committee is committed to maintaining executive compensation plans and programs that enable the Company to attract and retain a superior management team with incentives targeted to build long-term shareholder value. The Company’s compensation plans and programs utilize a mix of base salary, short-term annual cash incentive awards and long-term equity-based incentive awards to align executive compensation with the Company’s annual and long-term performance. These plans and programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, the Committee believes the Company’s executive compensation plans and programs do not encourage excessive risk-taking by management. The Board of Directors believes that this philosophy and practice have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time. For these reasons, the Board of Directors requests that shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables.

The Board of Directors recommends a vote FOR this proposal. The Board of Directors will give due consideration to the result of this non-binding advisory vote.

Other Matters

The affirmative vote of a majority of Common Shares present virtually or by proxy at the meeting is required to approve any other matters considered at the Annual Meeting, including postponement or adjournment.

NOMINEES FOR BOARD OF DIRECTORS

The following individuals have been nominated for election by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. Each nominee is currently a member of the Board of Directors.

The Board of Directors recommends a vote FOR each of the six nominees. The six nominees receiving the greatest number of votes will be elected.

Robert P. Beech (age 67) has been a Director since July 2013. Mr. Beech is currently the President of PentaBeech, LLC, a privately held strategy and innovation advisory firm. Mr. Beech was formerly the Executive Chairman of Eccrine Systems, Inc., a privately held Cincinnati-based biotechnology company that he co-founded in 2013. Mr. Beech has been engaged as Entrepreneur-in-Residence for life sciences at CincyTechUSA since 2013. From 2004 through 2012 he was a senior executive at Precigen, Inc. (formerly Intrexon Corporation), when it was a privately held biotechnology company based in Maryland. Prior to 2003, he was Chief Executive Officer of Digineer, Inc., an international healthcare IT software and services company he founded in 1986 and led until 2002. The Board believes that Mr. Beech’s substantial experience leading high-technology ventures as a CEO or senior corporate executive qualify him to serve on the Board. He serves as Chair of the Company’s Nominating and Corporate Governance Committee and is a member of the Audit Committee.

Ronald D. Brown (age 67) has been a Director since November 6, 2018. He served as Interim Chief Executive Officer of the Company from April 23, 2018 to November 1, 2018. Mr. Brown currently serves as Interim President & CEO of Cincinnati Incorporated since July of 2020. Cincinnati Incorporated is a privately owned machine tool company. He served from March 2017 to 2018 as Vice Chairman of The Armor Group, Inc. which he joined in 2013 as chief operating officer. The Armor Group, Inc. is a certified woman-owned corporation that manufactures equipment and products and provides related services to a variety of industrial markets. Mr. Brown was Chairman and Chief Executive Officer of Milacron Inc. (NYSE) from 2001 to 2008 and President and Chief Operating Officer of Milacron Inc. from 1999 through 2001. Milacron is a supplier of plastic processing and metalworking fluid technologies. Mr. Brown has served as a director of A. O. Smith Corporation (NYSE) since 2001 and is the chairperson of its Personnel and Compensation Committee and a member of its Nominating and Governance Committee. A. O. Smith manufactures and markets comprehensive lines of water heaters and water treatment products. Mr. Brown also served as a director of Zep Inc. (NYSE), where he was chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee, until it was acquired by New Mountain Capital in 2015. He also joined the James Advantage Funds Trust in 2014 as an independent trustee and serves on its Audit and Governance and Compensation Committees. The Board believes that Mr. Brown’s experience as the chief executive officer and chairman of a publicly held company provides valuable insight as to the issues and opportunities facing the Company. Further, he has international and manufacturing experience with The Armor Group and in his previous positions at Milacron. In addition, Mr. Brown has experience as a chief financial officer and a corporate attorney. The Board also believes that his legal background makes him well-suited to address legal and governance requirements of the SEC and NASDAQ. Mr. Brown serves on the Company’s Executive and Compensation Committees.

James A. Clark (age 56) has been Chief Executive Officer since November 2018 and a Director since January 2019. Mr. Clark previously served as President and CEO at Alliance Tire Americas, Inc. (a KKR portfolio company) and as Managing Director at Dunes Point Capital.  Mr. Clark has over 25 years of experience as a senior operating executive in global manufacturing and product services companies. Prior to joining Dunes Point Capital, he served as Vice President of Strategy and Corporate Development at Rexel Holdings USA, where he was responsible for the strategic planning and M&A activities for REXEL’s $3.5 billion of revenues in U.S. operations. Prior to joining REXEL, Mr. Clark served in several senior executive positions with United Technologies Corporation (UTC) and General Electric (GE), including President of Electronic Security Products Group and CMO- VP of Global Sales for GE Security. He holds a BA in Business from The State University of New York – Regents and participated in postgraduate study programs at Northwestern University - Kellogg School of Business and the University of Virginia - Darden School of Business. The Board believes that Mr. Clark's substantial management and operating experience, as well as his position as our Chief Executive Officer, qualify him to serve on the Board. Mr. Clark is a member of the Company’s Executive Committee.

Amy L. Hanson (age 62) has been a Director of the Company since January 2019. Ms. Hanson is currently the CEO of Amy Hanson Advisory Services, a retail management strategic services consulting firm, since April 2016. Ms. Hanson also serves on the boards of Messer, Inc (one of the of the Midwest’s largest construction companies) and (Strivve, Inc. (formerly Switch Inc.), a Seattle based fin-tech start up.  Prior to that she was an Executive Vice President and Corporate Officer for Macy’s Inc, a leading department store retailer with over 680 stores throughout the US for over 30 years. Ms. Hanson had responsibilities for leading financial, credit and customer services for Macy’s. During her career at Macy’s, she also had direct responsibilities for procurement, real estate, store planning, design and construction as well as serving as Vice Chairman for Macy’s North. The Board believes that Ms. Hanson’s insight and experience in finance, strategic planning, and leadership through times of change, acquisitions and mergers for Macy’s qualify her to serve on the Board, as well as chair the Audit Committee, and as a member of the Compensation and Nominating and Corporate Governance Committees.

Chantel E. Lenard (age 51) has been a Director of the Company since June 17, 2020. Ms. Lenard presently serves as a Lecturer of Marketing in the MBA program at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE: F) in 2017, having served as the top marketing executive for Ford in both the U.S. and Asia. From 2013 to 2017, Ms. Lenard held the position of U.S. Chief Marketing Officer, leading the organization’s pricing, promotions, media, digital marketing, product strategy, and consumer experience activities. From 2010 to 2013, Ms. Lenard was based in Shanghai, China, as Vice President of Marketing for Ford’s Asia Pacific and Africa operations, where she led the marketing activities for 11 countries across the region. In addition to her marketing roles, Ms. Lenard held a number of leadership positions in strategy, sales, finance, and purchasing during her 25-year career with Ford. Ms. Lenard has served as a member of the Board of Directors of TTM Technologies Inc. (Nasdaq: TTMI) since November 2018 and Uni-Select Inc. (TSX: UNS) since May 2020. The Board believes that Ms. Lenard’s substantial marketing and management experience, particularly her leadership positions in strategy, sales, finance, and purchasing, qualify her to serve on the Board as well as on the Audit Committee and Compensation Committee.

Wilfred T. O'Gara (age 63) has been a Director since January 1999 and was appointed Chairman in August 2019. Mr. O’Gara is the Managing Director of Buffalo Fork Holdings, LLC, an investment company. He previously served as Chief Executive Officer of Isoclima SpA from July 2017 to August 2019. Isoclima SpA produces transparent armor and other specialized glass and polycarbonate products for military and civilian armored vehicles. Prior to joining Isoclima, Mr. O'Gara served as Vice Chairman of The O’Gara Group, a security and defense related firm, from 2016 until July 2017 and he was the President and Chief Executive Officer from 2003 to 2017. Mr. O’Gara has been identified as an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls. The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and his designation as an audit committee financial expert make his service integral to the Board. He serves on the Company’s Executive Committee and the Nominating and Corporate Governance Committee.

Board Qualifications and Succession Planning

The Nominating and Corporate Governance Committee periodically reviews the skills, experience and characteristics required of Board members in the context of the current make-up of the Board and screens and recommends nominees for director to the full Board. Its assessment includes the skills of Board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. In addition to skills and experience, Board candidates are considered based upon various criteria, such as their personal integrity and judgment, business and social perspective, and concern for the long-term interests of the Company’s shareholders. After receiving recommendations for nominations from the Committee, the Board nominates candidates for Director. The Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or to fill a vacancy on the Board. At that time, the Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates may be identified through this process and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate.

EXECUTIVE OFFICERS

The following are the Company’s current executive officers (not including our CEO, James A. Clark, whose biographical information is set forth above under “Nominees for Board of Directors”) and the named executive officers as identified in the compensation tables in the Compensation Discussion and Analysis section of this proxy statement.

Jeffery S. Bastian (age 60) has been Vice President and Chief Accounting Officer since June 2017, and prior to that he was the Company’s Vice President and Controller since 2004. He has served the Company for thirty years in various finance and accounting roles. Prior to LSI, he was with Touche Ross and Company from 1986 to 1989. He graduated from Eastern Kentucky University with a BS degree in Environmental Sciences and obtained an MBA from Wright State University.

Michael C. Beck (age 63) has been Senior Vice President of Operations since February 2019. Mr. Beck served as Vice President, North Region for Simpler Consulting, an IBM Company, from 2014 through January 2019.  Previous roles included VP Quality and Operational Excellence for the Otis Elevator and UTC Fire & Security Divisions of United Technologies Corporation, and Vice President Manufacturing for the Construction Division of Terex Corporation.  He graduated from Michigan State University with a B.S. in Mechanical Engineering, and from the Kellogg Graduate School of Management at Northwestern University with a Master of Management.  Mr. Beck also holds an M.S. degree in Applied Statistics from Oakland University.

Thomas A. Caneris (age 58) joined the Company as its Senior Vice President, Human Resources and General Counsel and Secretary in August 2019. Prior to joining the Company, Mr. Caneris served as Senior Vice President Human Resources, General Counsel & Secretary of PharMerica Corporation, a pharmacy services provider from August 2007 to April 2019. Mr. Caneris received his J.D. from the University of Cincinnati College of Law.

James E. Galeese (age 63) joined the Company as its Executive Vice President and Chief Financial Officer in June 2017. Mr. Galeese, from 2014 to June 2017, served as Vice President, Chief Financial Officer, and as a Director of privately held Universal Trailer Holding Corporation (manufacturer of trailers for the hauling requirements of businesses and individuals). He was with Philips Electronics NV from 1998 to 2014 as Senior Vice President and Chief Financial Officer for its North American Lighting business and its Electronics business. Prior to that Mr. Galeese served in the financial Controllership organization of Square D Company / Schneider Electric. He graduated from Miami University with a degree in Business Administration and obtained an MBA from Xavier University.

Michael A. Prachar (age 51) joined the Company in June 2019 as Vice President of Lighting Products. He was promoted to the Company’s Chief Marketing Officer in January 2020. Prior to joining the Company, Mr. Prachar served in various marketing leadership positions with Honeywell from 2018 to 2019; Milacron LLC from 2011 to 2017; Rexnord Corporation from 2008 to 2011 and Emerson Power Transmission Corporation from 2000 to 2008.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Shares as of September 14, 2020 by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Shares, each Director, each Named Executive Officer, and all Directors and Named Executive Officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to stock options within sixty days of September 14, 2020 are deemed outstanding for purposes of determining the number of outstanding shares for such person and are not deemed outstanding for such purpose for any other shareholder. Unless otherwise indicated below, the address of each beneficial owner is c/o LSI Industries Inc., 10000 Alliance Road, Cincinnati, Ohio 45242.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent Beneficially Owned
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,095,452	8.0
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	1,991,612	7.6
Kennedy Capital Management, Inc. 10829 Olive Blvd. St. Louis, MO 63141	1,618,013	6.2
Accretive Capital Management LLC 85 Wall Street Madison, CT 06443	1,597,329	6.1

Directors
Robert P. Beech	66,146	*
Ronald D. Brown	38,368	*
Amy L. Hanson	26,757	*
Chantel E. Lenard	2,266	*
John K. Morgan	57,935	*
Wilfred T. O'Gara (1)	110,261	*

Named Executive Officers
James A. Clark	45,326	*
James E. Galeese (2)	226,444	*
Thomas A. Caneris (4)	66,102	*
Michael C. Beck (3)	57,275	*
Jeffery S. Bastian (5)	154,709	*

Directors and NEOs as a Group (6)	851,589	3.2

*Less than 1%

(1) Includes 27,000 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

(2) Includes 150,735 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

(3) Includes 23,511 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

(4) Includes 24,468 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

(5) Includes 117,539 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

(6) Includes 343,253 Common Shares which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of September 14, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, the Company believes that during fiscal 2020 all filing requirements were met with the exception of two late Form 4s for Mr. Jeffery S. Bastian, reporting 27,618 stock options and 6,778 restricted stock units granted by the Company in August 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section reviews the Company’s compensation philosophy and executive compensation and arrangements for fiscal 2020 that apply to the Company’s current Named Executive Officers (“NEOs”):

Name	Title
James A. Clark	Chief Executive Officer
James E. Galeese	Chief Financial Officer
Thomas A. Caneris	SVP, HR and General Counsel
Michael C. Beck	SVP, Operations
Jeffery S. Bastian	VP, Chief Accounting Officer

This section should be read in conjunction with the Summary Compensation Table, the other compensation related tables, and their accompanying narratives and footnotes.

Fiscal 2020 Financial Performance Summary

The Company significantly strengthened its financial position in fiscal 2020 notwithstanding the turmoil brought by the COVID-19 pandemic. The Company generated Adjusted Operating Income of $6.0 million versus $4.0 million in the prior year. Adjusted Net Income was 6.4 million compared to $1.0 million in the prior year. The prior year included a one-time pre-tax favorable adjustment of $1.2 million for a benefit policy change. Adjusted diluted EPS was $0.12 in fiscal 2020 compared to $0.04 in fiscal 2019. Free cash flow was $47.1 million versus $8.9 million in fiscal 2019. Long-term debt, which had a balance of $40.0 million at the beginning of fiscal 2020, was completely eliminated in fiscal 2020, with the company exiting the fiscal year with $3.5 million cash. Working Capital decreased $12.4 million and Return on Net Assets (RONA) improved to 4.1%.

Executive Compensation Philosophy and Design

The Company’s executive compensation program is designed to drive a pay-for-performance culture. The program strives to align corporate performance with executive pay, delivering competitive total compensation upon the achievement of the Company’s performance objectives. The achievement of those objectives in turn will create long-term shareholder value. The executive compensation program is also designed to attract, retain and motivate leaders who will focus on the creation of long-term shareholder value. The Company’s pay-for-performance philosophy for the executive compensation program employs a mix of compensation elements - base salary, short-term incentives and long-term incentives - to link executive compensation to Company performance and to clearly align executive interests with shareholder interests.

Responsiveness to 2019 Say-on-Pay Vote

At the 2019 Annual Meeting of Shareholders, approximately 94 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal year 2019. The Compensation Committee considered this support when reviewing compensation for fiscal year 2020 and made certain changes to the design and structure of the Company’s executive compensation program. Specifically, the Compensation Committee introduced a new long term incentive plan for fiscal 2020 including three equity-based components: stock options, performance share units (“PSUs”) and restricted stock units (“RSUs”). The award of PSUs was intended to create long-term performance alignment for the executive team based on achieving critical operating performance results based on three-year goals related to return on net assets (“RONA”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) over a three-year performance cycle. The fiscal 2020 PSU awards may cliff vest on the third anniversary grant date if specified three-year RONA and EBITDA objectives are achieved.

With respect to fiscal year 2021 incentive compensation, the Compensation Committee continued its focus on aligning the Company’s executive compensation program with shareholder value creation and continued to use PSUs as a meaningful component of executive compensation.

Compensation Committee Oversight of Executive Compensation Program

The Compensation Committee oversees the Company’s executive compensation philosophy and the design and implementation of its executive compensation program. The Committee reviews and approves, or recommends that the Board of Directors approve, all elements of the Company’s executive compensation program. Any new executive compensation plan or program must be approved by the Board based on the recommendation of the Compensation Committee. The Committee sets the compensation of the Chief Executive Officer (“CEO”).

The CEO annually reviews the performance of the other NEOs. After considering the CEO’s assessment and recommendations, the Compensation Committee determines and approves the compensation of the other NEOs. The Compensation Committee has absolute discretion to approve the recommendations of the CEO or to make adjustments as the Committee deems appropriate. The CEO and other executive officers from time to time work with the Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Committee or Committee’s independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”).

The Compensation Committee retained FW Cook to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of the Company’s executive compensation program relative to competitors for executive talent. FW Cook reports directly to the Committee and interacts with management at the Committee’s direction. The Committee and its chairperson have regular opportunities to meet with FW Cook in executive session without management present. The Committee considered the independence of FW Cook in light of current SEC rules and NASDAQ listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Committee.

Compensation Committee Evaluation of Executive Compensation Philosophy and Design

The Compensation Committee evaluates and monitors the Company’s executive compensation philosophy and the design of its executive compensation program to assure the Company’s continued ability to attract, retain and motivate leaders who will focus on the creation of long-term shareholder value.  The Committee believes that a competitive pay-for-performance executive compensation program employing a mix of compensation elements – base salary, short-term incentives and long-term incentives – links executive compensation to Company performance and clearly aligns executive interests with shareholder interests.

The Compensation Committee reviews competitive market data for comparable executive level positions as a point of reference in its executive compensation decisions. The Committee also reviews the Company’s financial performance, individual NEO performance, and the Company’s competitive environment. The Committee also considers compensation information disclosed by a peer group of companies and industry reference companies with which the Company competes for business and executive talent. The Committee also considers information derived from published survey data that compares the elements of each NEO’s target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information for the Committee and adjusts the published survey data to reflect the Company’s revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each NEO.

The Compensation Committee, with input from FW Cook, continued to use the same peer group that was used in the prior year. The peer companies were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 to 4 times the Company’s sales and market capitalization, and (iii) competitors for executive talent.

For fiscal 2020 compensation purposes, our peer group consisted of 17 companies.

FY20 Peer Group
AAON Inc.	CTS Corporation	Key Tronic Corporation
Ameresco, Inc.	Daktronics, Inc.	Napco Security Technologies, Inc.
Broadwind Energy Inc.	Eastern Company	PGT Innovations, Inc.
CECO Environmental Corp.	Encore Wire Corporation	Powell Industries, Inc.
Continental Materials Corp.	Gorman-Rupp Company	Revolution Lighting Technologies, Inc.
CPI Aerostructures, Inc.		Trex Company Inc.

Practices Implemented to serve Shareholder Long-term Interests

The following tables summarize certain executive compensation governance practices that the Committee believes will drive financial performance and serve long-term shareholder interests.

Practices the Company Follows
Pay for performance	A significant portion of executive compensation is at-risk and tied to the achievement of various performance objectives that are disclosed to shareholders.
NEO salary guidelines set annually	The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.
Balances short-term and long-term incentives

The Company’s incentive programs provide an appropriate balance of annual and longer-term incentives, with long term incentive compensation comprising a significant percentage of target total compensation.

Uses multiple performance metrics	The Company mitigates the risk of the undue influence of a single performance metric by utilizing multiple performance metrics for the short- and long- term incentive plans.
Caps award payouts	Cash incentive payouts under the short-term incentive plan are capped at 160% of target.
Market-based approach for determining NEO target pay	Target compensation for NEOs is set after consideration of market data at peer group companies, industry reference companies and other market data.
Stock ownership and retention guidelines for all NEOs	The Company’s equity grants are subject to a one year holding period upon exercise. The Company also maintains stock ownership guidelines for its directors and NEOs.
Conducts a risk assessment

The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation program, or elements thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee	The Compensation Committee is comprised entirely of independent directors and has retained an independent compensation consulting firm.

Practices the Company Prohibits
No excise tax gross-up payments	The Company does not enter into any new contractual agreements that include excise tax gross-up payments.
No re-pricing of options

The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Re-pricing of stock options is not permitted under our equity award plans without first obtaining approval from the shareholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s shareholders.

No pledging or hedging of shares

The Company’s insider trading policy restricts Board members and executive officers from entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. No Board member or executive officer implemented any pledges or hedging transaction.

No special perquisites to executives	The Company does not provide executives with benefit programs or perquisites that are not generally made available to all Company employees, except in limited circumstances.

Elements of Executive Compensation

As more fully described below, the Company’s executive compensation program consists of four elements: a competitive base salary benchmarked against a peer group of companies as well as industry reference companies and other relevant market data; a short-term cash incentive plan tied to the Company’s annual financial performance results and the NEO’s individual performance; a long-term incentive plan utilizing equity in various forms; and customary benefits. The Company’s executive compensation program is designed to reward executives with above-market pay for results which exceed the Company’s target performance goals and objectives. The following table summarizes the elements of the NEO compensation program.

Element	Form of Compensation	Purpose
Base Salary	Cash	Provides competitive, fixed compensation to attract and retain superior executive talent.
Short-Term Incentive Plan	Cash	Provides a direct financial incentive to achieve annual Company and individual performance objectives.
Long-Term Incentive Plan	Stock Options, PSUs and RSUs

Encourages the executive team to earn, build and maintain a long-term equity ownership position through Company and individual performance so that executive interests are aligned with shareholder interests. A portion of the awards are earned only if certain performance objectives are achieved.

Health, Retirement and Other Benefits

NEOs participate in benefit plans generally available to our employees, including the 401K plan; premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan

Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan provides competitive benefits to our executive officers

The Compensation Committee reviews the risk profile of the elements of the Company’s executive compensation program, including the performance metrics and objectives used in connection with incentive awards. The Committee considers the risks a NEO might be incentivized to take with respect to such elements, metrics and objectives. When establishing the mix among these elements, the Committee carefully calibrates the elements to avoid encouraging excessive risk taking. The Company’s executive compensation program is balanced between annual and long-term incentive compensation to ensure alignment with short-term objectives and with the Company’s long-term business plan and shareholder interests. The Committee also determines that the overall mix of equity-based awards has been allocated to promote an appropriate combination of retention and incentive objectives.

The Committee believes that the Company’s executive compensation program does not encourage the NEOs to engage in business activities or other behavior that might threaten the value of the Company or shareholder interests. The Committee regularly monitors and evaluates the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns NEO interests with shareholder interests. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to the discussion in the “Compensation Mix” section.

Base Salary

The Compensation Committee reviews each NEO’s base salary, the scope of each NEO’s level of responsibility and potential, as well as base salary levels offered by competitors and the overall marketplace.  Base salary is set at a level that is market competitive in order to attract and retain highly qualified leaders. Base salary reflects the NEO’s scope of responsibility, breadth of experience, ability to contribute to, and impact corporate performance, and a demonstrated track record of individual performance. The Committee has engaged FW Cook to assist in benchmarking each NEO’s base salary and total direct compensation opportunity and each element of executive compensation. The assessment also factors in peer group and industry reference company data and other relevant market data.

In general, the Company seeks to provide target compensation opportunities that are competitive with its peer group companies and other compensation data sources, as provided by FW Cook. There may be instances which indicate the need to pay above target level compensation and the Company is prepared to do so within reasonable limits. The Committee applies a collective, subjective evaluation of the above factors to determine the annual base salary level of each NEO in light of the Company’s performance and such NEO’s individual performance.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

The Compensation Committee made the following increases to NEO base salaries for fiscal year 2020: Mr. Clark: $16,500 (3.3%); Mr. Galeese: $25,000 (7.8%); Mr. Bastian: $4,800 (2%); and Mr. Beck: $6,500 (2%). Because Mr. Caneris’ began employment with the Company on August 5, 2019, which was early in the fiscal year, he did not receive an increase in base salary.

Short-Term Incentive Plan

The Company’s annual short-term incentive plan (the “STIP”) provides for the payment of an annual cash incentive and motivates the NEOs to achieve and exceed the Company’s annual operating plan objectives. In August 2019, the Compensation Committee adopted the Fiscal Year 2020 Short Term Incentive Plan (the “FY20 STIP”). With respect to short term compensation, the STIP was redesigned for 2020 to reduce the potential maximum payout to 160% from 200%. Additionally, the FY19 performance metric of Operating Income was changed to Adjusted EBITDA, because the Committee believed that the measure more accurately reflects operating performance because it excludes amortization of intangibles, which can be confusing and unclear. Secondly, EBITDA is a highly referenced and preferred performance metric with the shareholder and analyst community. Net sales remained in the FY20 STIP as that measure remains aligned with incentivizing growth in shareholder value creation.

The FY20 STIP places much greater emphasis on EBITDA over Net Sales, with EBITDA weighted 80% and net sales weighted 20% of the total incentive. A notable change in the FY20 STIP is that payment of any FY20 STIP award was subject to the Company achieving a threshold level of adjusted EBITDA that was 6.5% above the Company’s fiscal 2019 adjusted EBITDA. The rigorous targets under the FY20 STIP were set at very challenging levels and the Company was unable to achieve the plan threshold in light of the challenges related to the COVID-19 pandemic. As a result, no payments were awarded with respect to the FY20 STIP.

FY20 STIP Performance Metrics
Performance Metric	Threshold Achievement	Target Achievement	Maximum Achievement	Actual Results
Net Sales	$329 Million	$339.626 Million	$345.295 Million	$305.6 Million
Adjusted EBITDA	$15.175 Million	$17 Million	$23 Million	$15.038 Million

2020 Potential Payout Levels

Executive	Threshold Achievement (% of base salary)	Target Achievement (% of base salary)	Maximum Achievement (% of base salary)
James A. Clark	40	80	160
James E. Galeese	25	50	100
Thomas A. Caneris	25	50	100
Michael C. Beck	25	50	100
Jeffery S. Bastian	20	40	80

The Compensation Committee considered the significant improvement in the Company’s financial performance from fiscal year 2019 to fiscal year 2020 despite the impact of the COVID-19 pandemic and decided that it was in the best interests of the Company to make a partial discretionary bonus to the NEOs and certain other employees. Discretionary payments to the NEOs are set forth in the table below. Financial performance results taken into consideration by the Committee included: increases to Operating and Net Income, EBITDA, EPS, Cash flow and RONA. The gross margin rate increased 130 basis points and operating costs decreased by $3.4 million. These performance results were achieved by transitioning sales to a less commoditized, higher-value mix of business, reduction in the Company’s manufacturing footprint, which served to increase capacity utilization, lower costs, and reduce the Company’s asset base. Two manufacturing facilities were vacated and sold, with production relocated to other facilities, contributing to cash generation of $47 million in fiscal year 2020. The cash was utilized to eliminate $40 million of long-term debt in fiscal year 2020. The business also accelerated the development and launch of new products, contributing to the improved business performance. Additionally, the Compensation Committee recognized the prompt and proactive actions taken by the management team to protect employee health and preserve financial results in response to the COVID-19 pandemic The Committee determined that these performance results in light of the adverse effects related to the COVID-19 pandemic warranted the following discretionary awards:

Named Executive Officer	Discretionary Award
James A. Clark, CEO	$271,920
James E. Galeese, EVP & CFO	$100,000
Thomas A. Caneris, SVP Human Resources & General Counsel	$95,000
Michael C. Beck, SVP Operations	$50,000
Jeffery S. Bastian, VP & Chief Accounting Officer	$29,670

Long-Term Incentive Plan (LTIP)

The Company’s long-term incentive plan (the “LTIP”) provides for the award of stock options, restricted stock units, and performance share units under the 2019 Omnibus Award Plan. The LTIP rewards executives for achieving the company’s long-term performance goals which in turn will create long-term shareholder value. The grant of equity-based compensation provides a strong longer-term alignment of NEO interests with shareholder interests. The Company has adopted stock ownership and retention guidelines for the executive team to reinforce such alignment.

In connection with the LTIP equity awards granted to the NEOs, the Compensation Committee generally exercises broad discretion to achieve an appropriate balance between retention and incentive objectives.  The Committee attempts to reward the NEOs with LTIP equity awards in an amount that would be significant in relation to the other annual compensation paid to the NEOs, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of companies in similar industries identified in reports prepared for the Committee. The size of the award is not determined by application of any formula, but rather reflects the Committee’s desire to encourage and reward high levels of performance.

The Compensation Committee is responsible for administration of the 2019 Omnibus Award Plan, with respect to executive officers, including the NEOs, Board members and all other employees.  The Committee determines the individuals who will receive equity awards, the date of grant, the vesting and/or performance conditions of the grant, and the number of shares or units awarded.  All stock option exercise prices are set at the closing sale price reported on Nasdaq for the Company’s Common Shares on the effective date of the grant.  The Committee bases its individual equity awards upon Company performance, the past contributions of the particular employee and the capability of the employee to positively impact the Company’s future success and profitability. Although the Company does not have a written policy regarding the timing of or practices related to granting equity awards, neither the Company nor the Committee engages in re-pricing, spring-loading, back-dating or bullet-dodging practices. The Committee usually grants annual equity awards to the NEOs at its August meeting.

In August 2019, the Compensation Committee adopted the Fiscal 2020 Long Term Incentive Plan (the “FY20 LTIP”). The FY20 LTIP provides for the issuance of equity awards consisting of nonqualified stock options, RSUs and PSUs. The FY20 LTIP represented a significant step toward a longer-term performance weighted orientation for the Company’s LTIP.

The Committee views the FY20 LTIP grants of RSUs as a retention tool; the RSUs vest in equal annual installments over three years. The Committee believes the FY20 LTIP grants of stock options (which vest in equal annual installments over three years and have a ten-year exercise term) and three-year PSU awards focus on long-term performance and shareholder alignment. Mr. Clark’s FY20 LTIP award was 100% performance based and consisted entirely of PSUs. For Messrs. Beck, Caneris and Galeese, the FY20 LTIP stock option awards represented approximately 50% of the value of the total grants and vest ratably over a three-year period, and the remaining half of the FY20 LTIP for each of them consisted of PSUs. The value of Mr. Bastian’s FY20 LTIP award consisted of approximately 30% stock options, 40% PSUs and 30% RSUs. The Committee believes that this LTIP mix makes the overall grant value more heavily performance-oriented over a longer period, with three years representing an appropriate performance cycle.

All PSU awards are subject to a three-year performance period. The vesting of the PSU awards is subject to the achievement of a three-year cumulative EBITDA and a Return on Net Assets (“RONA”) performance objective. Specifically, PSU awards will cliff vest at the end of the third year if specific EBITDA and RONA targets are achieved. Each performance metric is weighted at 50% of the PSU. EBITDA serves as a proxy for cash flow and the amount of profit that can be made from the Company’s current assets and operations. EBITDA is a non-GAAP financial measure. Please see Annex A for further discussion regarding our use of Non-GAAP measures. RONA measures the effectiveness with which the Company uses its assets and working capital to sustain growth. The Compensation Committee believes EBITDA and RONA are common metrics used by the investment and analyst community and that improvements in EBITDA and RONA will result in growth in shareholder value.

FY20 LTIP Performance Metrics- 3 year Vesting Period

Performance Metric as a Percent of Target	Weight of Performance Metric	Threshold Achievement as a Percentage of Target	Target Achievement	Maximum Achievement as a Percentage of Target	Threshold Payout	Target Payout	Maximum Payout
RONA % (3-year average)	50%	90%	100%	164%	50%	100%	150%
Adjusted EBITDA (cumulative)	50%	90%	100%	110%	50%	100%	150%

The following table shows the Committee’s FY20 LTIP and Inducement Awards to the NEOs.

FY20 LTIP and Inducement Awards
Executive	Stock Options	RSUs	PSUs	Inducement Award (Stock Options)
James A. Clark	-	-	52,219	-
James E. Galeese	75,606	-	18,556	-
Thomas A. Caneris (1)	73,404	-	18,106	100,000
Michael C. Beck	70,532	-	17,311	-
Jeffery S. Bastian	27,618	6,778	9,038	-
(1)

Mr. Caneris received an inducement award of 100,000 stock options upon the commencement of his employment on August 5, 2019. Options were granted at a per share exercise price of $4.04 and cliff vest three years from the date of grant

Fiscal 2021 Equity Compensation Developments

The Compensation Committee continued the development of the Company’s long-term incentive compensation program for the 2021 fiscal year with grants of stock options, RSUs and PSUs for all NEOs in order to strengthen the retentive aspects of the Company’s LTIP. In August 2020, the Compensation Committee adopted the Fiscal 2021 Long Term Incentive Plan (the “FY21 LTIP”). Under the FY21 LTIP PSUs continued to remain as a significant portion of NEO LTI value. Fifty percent (50%) of the value of Mr. Clark’s FY21 LTIP consists of PSUs while 40% of the entire FY21 LTIP value for Messrs. Galeese, Beck and Caneris are allocated to PSUs. As discussed above, the CEO’s FY20 LTIP award consisted of 100% PSUs, and the FY20 LTIP awards of the Chief Financial Officer, Senior Vice President of Operations, and Senior Vice President of Human Resources and General Counsel were split evenly in value between PSUs and Stock Options. The FY20 LTIP awards of the Chief Accounting Officer consisted of stock options, RSUs and PSUs.

NEO Stock Holding Requirements

The Company maintains Stock Ownership and Retention Guidelines (the “Guidelines”) applicable to NEOs and non-employee directors. All NEOs are in compliance with the Guidelines. The Guidelines require the following stock ownership multiples:

NEO	Multiple of Base Salary
James, A Clark	5x
James E. Galeese	2x
Thomas A. Caneris	2x
Michael C. Beck	2x
Jeffery S. Bastian	2x

Each NEO subject to the Guidelines has five years from the date of appointment to be in compliance with the Guidelines. Any NEO who is not in compliance with the Guidelines is required to retain 100% of the net shares received as a result of the exercise of stock options, payout of performance shares, or vesting of time-based restricted stock until their respective ownership guidelines are met. The Guidelines provide that the Compensation Committee may reduce or waive the ownership guidelines for any NEO as such NEO approaches retirement or upon the occurrence or development of other circumstances as the Compensation Committee may determine in its discretion.

Once a NEO satisfies the minimum share requirement in the Guidelines, such NEO must continue to satisfy such requirement for as long as such NEO remains an NEO. However, once an NEO satisfies the minimum share requirements in the Guidelines, such minimum share requirement shall be deemed to have been forever met even if the trading price of the Company’s shares declines unless the NEO disposes of shares.

Clark Employment Agreement

Mr. Clark’s employment with the Company began effective November 1, 2018. In connection with his employment, the Company and Mr. Clark entered into an Employment Agreement which provides:

●	Annual base salary of $550,000, a signing bonus of $110,000, and relocation expense package of $180,000.
●	Eligibility to receive incentive compensation under LSI’s Short-Term Incentive Plans.
●

A non-statutory stock option (the “Clark Option”) with a term of ten years to purchase 500,000 shares of the Company’s common stock of which: (A) fifty percent (50%) shall vest in full on the third anniversary of the date of grant; (B) twenty-five percent (25%) shall vest upon (I) satisfaction of the condition that he shall be employed by the Company as the Company’s CEO for three years (the “CEO Employment Condition”) and (II) the closing price per share of the Company’s common stock on the NASDAQ Global Select Market at any time prior to the expiration of the ten year term of the Clark Option shall be equal to or greater than $9.50 per share; and (C) twenty-five percent (25%) shall vest upon (I) satisfaction of the CEO Employment Condition, and (II) the closing price per share of the Company’s common stock on the NASDAQ Global Select Market at any time prior to the expiration of the ten year term of the Clark Option shall be equal to or greater than $15.00 per share. The Clark Option is intended to qualify as an “inducement grant” under NASDAQ Listing Rule 5635(c)(4) and was not granted pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan.

●	Eligibility to receive additional share-based awards on an annual basis.

●

If the Company terminates Mr. Clark’s employment without cause, it shall pay severance, subject to receipt of an appropriate release of claims agreement, in an amount equal to one year of his then current base salary plus an incentive payment equal to the then applicable “target” amount.

●

If Mr. Clark’s employment is terminated in connection with a change in control event, as such term is defined in Company’s Change in Control Policy, he will be entitled to receive severance payments equal to two years of his then current base salary plus incentive payments and other benefits contemplated by such policy.

Caneris Offer Letter

In connection with his employment with the Company as Senior Vice President - Human Resources and General Counsel, which began on August 5, 2019, Mr. Caneris and the Company executed an Employment Offer Letter which provides:

●	Annual base salary of $345,000, a signing bonus of $50,000, and relocation expense package of $50,000.

●

At the threshold level of performance, his FY20 STIP opportunity is expected to be 25% of base salary. At the target level of performance, his FY20 STIP opportunity is expected to be 50% of base salary. At the maximum level of performance, his FY20 STIP opportunity is expected to be 100% of base salary.

●

A non-statutory stock option (the “Caneris Option”) with a term of ten years to purchase 100,000 shares of the Company’s common stock which shall vest on the third anniversary of the grant date. The Caneris Option is intended to qualify as an “inducement grant” under NASDAQ Listing Rule 5635(c)(4) and was not granted pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan.

Clawbacks: Recovery of Prior Equity Awards

In the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to the Company (i.e., a clawback) of any equity award granted under the LTIP where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

Health, Retirement and Other Benefits

The Company’s benefits program includes a 401K savings plan and group life, short-term disability and long-term disability insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the 401K savings plan is to provide a competitive level of retirement savings and income to executive officers and to reward them for continued service with the Company.  The executive officers may also participate in the Company’s Nonqualified Deferred Compensation Plan.    Please see the “Nonqualified Deferred Compensation” section of this Proxy Statement for additional information.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices. The Company does not provide tax gross-ups.

Compensation Mix

The Compensation Committee does not attempt to maintain a certain target compensation mix. The Committee seeks an appropriate mix between equity incentive awards and cash payments in order to meet the Company’s various objectives around pay-for-performance, retention, and motivation of executive talent.  Other than as set forth in various compensation plans, any apportionment goal is not applied rigidly and does not control the Committee’s compensation decisions.  The Committee uses it as another tool to assess total compensation opportunities and whether the appropriate incentives have been provided to accomplish the Company’s compensation objectives.  The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards.  The Committee believes the most important indicator that compensation objectives are being met is the ability to motivate the NEOs to deliver superior performance and to retain the NEOs to continue their careers with the Company on a cost-effective basis.

Termination on Change-in-Control

The Board of Directors adopted the LSI Industries Inc. Change in Control Policy (the “CIC Policy”) in 2011. The policy applies to all of the NEOs. The purpose of the CIC Policy is to help diminish any potential distraction and encourage the NEOs to act in the best interests of the Company’s shareholders in the event of a change in control transaction. See the “Potential Payments on Termination or Change in Control” section of this Proxy Statement for additional information.

Non-GAAP Measurements

RONA, adjusted cumulative EBITDA, and adjusted EBITDA, are non-GAAP measures. Please see Annex A for the definition of such terms and a reconciliation to GAAP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted by the members of the Compensation Committee.

John K. Morgan, Chairman	Ronald D. Brown	Amy L. Hanson	Chantel E. Lenard

The following table sets forth information regarding compensation paid to the NEOs for fiscal 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Option Awards (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation (5)	Total

James A. Clark	2020	$564,202	$271,920	$-	$200,000	-	$9,261	$37,250	$1,082,663
Chief Executive Officer	2019	$353,670	$110,000	$811,250	-	-	-	$184,644	$1,459,564

James E. Galeese	2020	$364,095	$100,000	$71,101	$71,069	-	$50,744	$20,434	$677,443
EVP, Chief Financial Officer	2019	$340,476	$86,250	$89,946	$135,109	-	$(12,898)	$13,855	$652,739
	2018	$320,000	$50,432	$72,580	$50,320	-	$(9,624)	$7,385	$491,093

Thomas A. Caneris SVP,	2020	$296,567	$145,000	$171,691	$69,001	-	$22,060	$120,540	$824,859
HR & General Counsel

Michael C. Beck	2020	$330,000	$50,000	$66,329	$66,301	-	$16,264	$54,780	$583,674
SVP, Operations	2019	$118,925	$50,363	$35,833	-	-	-	$52,937	$258,059

Jeffery S. Bastian	2020	$247,543	$29,670	$25,972	$60,575	-	$27,549	$18,362	$409,671
VP, Chief Accounting Officer	2019	$244,563	$10,086	$28,196	-	-	$(6,885)	$7,940	$283,900
	2018

(1)

Salary compensation represents the base salary paid during the fiscal year. For fiscal 2020, salary represents a partial year for Mr. Caneris who joined the Company in August 2020. For fiscal year 2019, salary represents a partial year for Mr. Clark who joined the Company in November 2018 and Mr. Beck who joined the Company in February 2019.

(2)

Bonus compensation represents the incentive compensation expensed during the fiscal year and paid in the following fiscal year. For 2020, bonus compensation includes a discretionary bonus to Mr. Beck of $50,000; Mr. Bastian of $29,670; Mr. Galeese of $100,000; and Mr. Caneris of $95,000. The discretionary bonus compensation for Mr. Caneris also includes a $50,000 signing bonus. For 2019, bonus compensation for Mr. Clark includes a $110,000 signing bonus; for Mr. Beck includes a $45,000 signing bonus and a $5,363 discretionary bonus; for Mr. Bastian includes a $10,086 discretionary bonus; and for Mr. Galeese includes a $86,250 discretionary bonus.

(3)

Stock option award compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 71 (Compensation–Stock Compensation). There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Note 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2020. In 2019, performance-based stock option awards were granted to Mr. Galeese. The performance objective was not achieved in fiscal 2019, the performance-based stock option awards were forfeited, and there is no compensation included in the table above for these performance-based stock options.

(4)

Stock awards in 2020 to Messrs. Clark, Galeese, Beck, Caneris, and Bastian are comprised of PSU awards as follows: Mr. Clark, $100,000 represents the minimum payout at a 50% level and $300,000 represents the maximum payout at a 150% level; Mr. Galeese, $35,535 represents the minimum payout at a 50% level and $106,604 represents the maximum payout at a 150% level; Mr. Beck, $33,150 represents the minimum payout at a 50% level and $99,452 represents the maximum payout at a 150% level, Mr. Caneris, $34,500 represents the minimum payout at a 50% level and $103,500 represents the maximum payout at a 150% level; and Mr. Bastian, $17,308 represents the minimum payout at a 50% level and $51,923 represents the maximum payout at a 150% level. Mr. Bastian’s awards also consist of an RSU award of $25,960. For Mr. Galeese, 2019 stock awards include 18,556 RSUs and 2018 stock award include 27,350 RSUs.

For all years, RSU compensation represents the grant date fair value and PSUs at 100% of target payout.

(5)	See the “All Other Compensation” table for an explanation of the amounts shown in this column.

ALL OTHER COMPENSATION

The following table describes each element of the All Other Compensation column for 2020 in the Summary Compensation Table.

Name	Fiscal Year	Life Insurance (1)	Qualified Retirement Plan or 401K Plan Contributions (2)	Non-qualified Deferred Compensation Plan Contributions (3)	Relocation Allowance	Post Employment Payments	Total

James A. Clark	2020	$2,000	$6,856	$28,394	-	--	$37,250
	2019	$2,000	$2,644	--	$180,000	--	$184,644

James E. Galeese	2020	$2,000	$7,813	$10,621	--	--	$20,434
	2019	$2,000	$11,855	--	--	--	$13,855
	2018	$1,712	$5,673	--	--	--	$7,385

Thomas A. Caneris	2020	$2,000	$2,787	$65,753	$50,000	--	$120,540

Michael C. Beck	2020	$2,000	$4,903	$49,877	-	--	$54,780
	2019	$2,000	$937	--	$50,000	--	$52,937

Jeffery S. Bastian	2020	$2,000	$3,971	$14,391	--	--	$18,362
	2019	$2,000	$5,940	--	--	--	$7,940
	2018	$2,250	$3,981	--	--	--	$6,231

The Company does not provide automobile, personal expense or professional fee allowances.

(1)	Life insurance represents the taxable premium associated with the Company’s group term life insurance program.

(2)	The amounts represent 401K plan matching contributions.

(3)	The amounts represent non-qualified deferred compensation employer matching contributions.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Option Awards: Number of Securities Underlying Options (1)	Stock Unit Awards: Number of Securities Underlying Options (1)	Performance Stock Unit Awards: Number of Securities Underlying Awards (2)	Exercise or Base Price of Option and RSU Awards ($/share)	Grant Date Fair Value of Stock Option and PSU Awards

James A. Clark	8/21/19							-		52,219	$3.83	$200,000

James E. Galeese	8/21/19							75,606		18,556	$3,83	$142,170

Thomas A. Caneris	8/5/19							100,000			$4.04	$102,661
	8/21/19							73,404		18,016	$3.83	$138,031

Michael C. Beck	8/21/19							70,532		17,311	$3.83	$72,933

Jeffery S. Bastian	8/21/19							27,618	6,778	9,038	$3.83	$86,548

(1)

The stock option granted to Mr. Caneris on August 5, 2019 vests on the third anniversary of the grant date. All other Stock Options and the RSUs vest ratably in three equal annual installments, beginning on the first anniversary of the award, subject to continued employment of the Named Executive Officer.

(2)	PSUs will cliff vest at the end of three years if certain adjusted EBITDA and RONA targets are met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2020.

Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexpected Options Exercisable (#)	Numbers of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay Out Value of Unearned Shares, Units or Other Rights That Have Not Vested
James A. Clark	(5) 11/1/18	-	-	500,000	$4.40	11/1/2028	-	-	-	-
	(4) 8/21/19								52,219	$337,857

James E. Galeese	(1) 6/12/17	45,000	15,000	-	$9.15	6/12/2027	-	-	-	-
	(3) 8/17/17	25,333	12,667	-	$5.92	8/17/2027	-	-	-	-
	(7) 8/17/17	-	-	-	-	-	5,667	$36,665	-	-
	(3) 8/16/18	21,267	42,533	-	$4.94	8/16/2028	-	-	-	-
	(4) 8/16/18	-	-	-	-	-	-	-	27,350	$176,955
	(3) 8/21/19		75,606		$3.83	8/21/2019
	(4) 8/21/19		-		-				18,556	$120,057

Thomas A. Caneris	(6) 8/5/19		100,000	-	$4.04	8/5/2029	-	-	-	-
	(3) 8/21/19		73,404		$3.83	8/21/2029			-	0
	(4) 8/21/19		-						18,016	$116,564

Michael C. Beck	(6) 2/11/19	-	50,000	-	$3.18	2/11/2029	-	-	-	-
	(3) 8/21/19		70,532		$3.83	8/21/2019
	(4) 8/21/19								$17,311	$112,002

Jeffery S. Bastian	(1) 8/16/12	11,250	-	-	$6.58	8/16/2022	-	-	-	-
	(2) 7/1/2016	-	-	-	-	-	500	$3,235	-	-
	(1) 8/23/13	17,000	-	-	$7.20	8/23/2023	-	-	-	-
	(1) 11/20/14	20,000	-	-	$6.81	11/20/2024	-	-	-	-
	(1) 7/1/15	15,000	-	-	$9.39	7/1/2025	-	-	-	-
	(1) 7/1/16	10,000	-	-	$11.06	7/1/2026	-	-	-	-
	(2) 8/17/17	-	-	-	-	-	1,000	$6,470	-	-
	(1) 6/12/17	3,750	1,250	-	$9.15	6/12/2027	-	-	-	-
	(3) 8/17/17	12,000	6,000	-	$5.92	8/17/2027	-	-	-	-
	(3) 8/16/18	6,667	13,333	-	$4.94	8/16/2028	-	-	-	-
	(3) 8/21/19	-	27,618		$3.83	8/21/2029	6,778	$43,854	-	-
	(4) 8/21/19	-	-						9,038	$58,746

(1)	Stock options have a ten-year term and vest ratably over a four-year period beginning with the first anniversary date of grant.

(2)	RSUs granted prior to August 17, 2017 vest ratably over a four-year period beginning with the first anniversary of the date of the award. Upon vesting accrued cash dividends are paid to the executive.

(3)	Stock options have a ten-year term and vest ratably over a three-year period beginning on the first anniversary of the date of grant.

(4)	PSUs are unearned and vesting of the PSUs is subject to the achievement of three-year performance objectives.

(5)	Inducement Grant of Performance Stock Options made as part of the executive’s initial employment with the Company.

(6)	Inducement grant of Stock Options made as part of the executive’s initial employment with the Company.

(7)	RSUs granted on or after August 17, 2017 vest ratably over a three-year period beginning on the first anniversary of the date of grant. Upon vesting accrued cash dividends are paid to the executive.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the NEOs on stock option exercises and RSU vesting during fiscal 2020, including the number of shares acquired upon exercise and the value realized.

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

James A. Clark	None	N/A	None	N/A

James E. Galeese	None	N/A	2,834	$11,138

Thomas A. Caneris	None	N/A	None	N/A

Michael C. Beck	None	N/A	None	N/A

Jeffery S. Bastian	None	N/A	1,500	$5,745

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan, they are 100% invested in Common Stock of the Company.  A group of employees of the Company having an annual base salary above a certain limit are invited to defer up to 40% of their salary and/or bonus into this plan.  The Company makes a matching contribution equal the amount contributed by the employee. A Company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during fiscal 2020 and the aggregate balance of the accounts as of June 30, 2020.

Executive	Executive Contributions in Fiscal 2020 (1)	LSI Contributions in Fiscal 2020 (2)	Aggregate Earnings in Fiscal 2020 (3)	Aggregate Withdrawals / Distributions in Fiscal 2020	Aggregate Balance at June 30, 2020 (4)

James A. Clark	$28,394	$28,394	$9,261	-	$66,049

James E. Galeese	$19,246	$10,621	$50,744	-	$138,829

Thomas A. Caneris	$65,753	$65,753	$22,060	-	$153,566

Michael C. Beck	49,877	$49,877	$16,264	-	$116,018

Jeffery S. Bastian	$14,391	$14,391	$27,549	-	$85,304

(1)	NEO’s contributions are included as part of the NEO’s salary in the Summary Compensation Table. This was also the case in prior years.

(2)

Company contributions were accrued as expense by the Company in prior fiscal year but funded into the NEO’s account in the current fiscal year. For example, the amounts accrued by the Company as expense in fiscal 2019 are included in the Summary Compensation Table as fiscal 2020 compensation.

(3)

Aggregate earnings are included as part of each NEO’s change in nonqualified deferred compensation earnings in the Summary Compensation Table. Aggregate earnings represent the change in the market price the Company’s Common Shares as all account balances in the Plan are invested in Common Shares.

(4)

NEOs and other Plan participants are fully vested in their plan account balances. Participants may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the NEOs). There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant. All distributions are made in Common Shares.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Except as described elsewhere in this Proxy Statement, the NEOs do not have employment or severance agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to a NEO at, following, or in connection with any termination of employment (including retirement) of such NEO, do not discriminate in scope, terms or operation in favor of the NEO, and are available generally to all salaried employees. The Company’s Change in Control (“CIC”) Policy was adopted by the Board of Directors in 2011. The CIC Policy is applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of Company’s shareholders in the event of a change in control transaction.

Generally, under the CIC Policy, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each named executive officer will be entitled to receive:

●	Base salary, accrued bonus and certain other benefits through the termination of employment;

●

Lump sum payment equal to two times the sum of the base salary in effect immediately preceding the change of control, plus the average of the cash bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the fiscal year of the change in control; and

●	Continued participation in and coverage under medical and dental plans for a twenty-four month period.

Equity Award Acceleration

The terms of stock options granted under the shareholder approved Amended and Restated 2012 Stock Incentive Plan and the 2003 Equity Compensation Plan generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration on Change in Control

Upon a Change of Control event, all unvested equity grants made to a NEO granted under the 2012 and 2003 plans will immediately vest. PSUs will vest at target. In general, a change in control occurs if (i) a person or entity acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one-year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration on Death, Disability or Retirement

If an NEO’s employment with the Company is terminated by reason of death, disability or retirement, all stock options granted under the 2012 and 2003 plans, other than the fiscal 2019 grant, will vest in full and become immediately exercisable.  Under these plans, retirement means termination other than for cause, death or disability by a NEO who is at least 65 years old or 62 years old with at least ten years of employment with the Company or one of its subsidiaries.

As of June 30, 2020 the current NEOs held the following amounts of unvested Stock Options, RSUs and PSUs:  Mr. Clark, 500,000 stock options and 52,219 PSUs; Mr. Galeese, 145,806 stock options, 2,833 RSUs and 18,556 PSUs; Mr. Beck, 120,532 stock options and 17,311 PSUs; Mr. Bastian, 48,201 stock options, 8,278 RSUs and 9,038 PSUs; and Mr. Caneris, 173,404 stock options and 18,016 PSUs. The closing market price of the Company’s Common Shares was $6.47 per share on June 30, 2020.   Any value reported in the table below relates only to those unexercised stock options (whether vested or unvested) having an exercise price less than the June 30, 2020 closing market price of $6.47 per share.

The following table shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a qualifying change in control or other triggering event had occurred on June 30, 2020.

Name	Payments Under Change in Control Policy	Aggregate Value of Vested Equity Awards	Aggregate Value of Unvested Equity Awards	Deferred Compensation Plan Account Balances

James A. Clark	$1,323,960	--	$1,372,857	$66,049

James E. Galeese	$803,825	$46,472	$568,654	$138,829

Thomas A. Caneris	$762,500	--	$553,250	$153,566

Michael C. Beck	$713,182	--	$462,707	$116,018

Jeffery S. Bastian	$514,374	$16,801	$208,646	$85,304

CEO PAY RATIO DISCLOSURE

The Company is providing disclosure of the ratio of the annual total compensation of its principal executive officer (“PEO”) to its median employee’s annual total compensation as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. For purposes of the disclosure required by Item 402(u), the Company is referencing the compensation of the Company’s Chief Executive Officer, James A. Clark. Mr. Clark’s annual total compensation for fiscal 2020 was $1,082,633. The median employee’s (excluding the PEO) annual total compensation for fiscal 2020 was $38,400. We used the same median employee in our pay ratio calculation for fiscal 2020 as we used for fiscal 2019 because there was no change in our employee population or employee compensation arrangements that we believed would significantly impact our pay ratio disclosure. The median employee for fiscal 2020 was a non-exempt, full-time employee located in the United States. Therefore, the Company reasonably estimates that the fiscal 2020 ratio of the PEO’s annual total compensation to the annual total compensation of our median employee was 28.2 to 1.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, the Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

As of June 30, 2020, the Company’s employee population consisted of 1,072 individuals. The Company did not exclude any employees from our determination of the median employee. The Company determined the compensation of its median employee for this purpose by: (i) calculating the annual total compensation based on the W-2 Box 1 amount for each of its employees; (ii) wages and salaries were annualized for those employees who were not employed for the full fiscal year based on their applicable work schedules; (iii) ranking the annual total compensation of all employees (excluding the PEO) from highest to lowest. The median amount was selected from the annualized list.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about the Company’s equity compensation plans (2003 Equity Compensation Plan, Amended and Restated 2012 Stock Incentive Plan and 2019 Omnibus Plan) as of June 30, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,582,733	$6.32	3,907,749
Equity compensation plans not approved by security holders	180,000	$5.12	--
Total	2,762,733	$6.25	3,907,749

CORPORATE GOVERNANCE

The Company is an Ohio corporation and is governed by the corporate laws of the State of Ohio.  The Company’s Common Shares are publicly traded on the NASDAQ Global Select Market and the Company files reports with the Securities and Exchange Commission. The Company is also subject to NASDAQ rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act, and the Dodd-Frank Act.  In accordance with NASDAQ rules, the Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. The Company’s Director Independence Standards are available the Company’s website, www.lsi-industries.com. Based on these standards, the Board determined that each of the following members of the Board are independent:  Mr. Beech, Mr. Brown, Ms. Hanson, Ms. Lenard, Mr. Morgan, and Mr. O'Gara.

Board of Directors

The Board of Directors elects or appoints the Company’s executive officers to manage the Company’s business operations and oversees the management of the Company on behalf of its shareholders.  It reviews the Company's long-term strategic plans and exercises direct decision-making authority in all major corporate decisions, such as acquisitions or divestitures, the declaration of dividends, major capital expenditures and the establishment of critical corporate policies.

The Executive Committee is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.

The Board of Directors held four (4) meetings during fiscal 2020 either in person or telephonically.   The independent Directors discussed matters in executive session at the end of certain Board meetings, Executive Committee meetings and other Committee meetings, in each instance without the presence of the Company's senior management executives.

Each member of the Board of Directors is expected to attend the Annual Meeting.  Each Board member who was a Board member at the time of the Company’s 2019 Annual Meeting attended the meeting.  Each Board member attended at least 80% of the aggregate of all meetings of the Board, Board Committees of which she or he was a member and independent Director meetings.

Shareholders may communicate with the Board or any individual member of the Board on matters of concern by mail addressed to the Corporate Headquarters at 10000 Alliance Road, Cincinnati, Ohio 45242 or through the Company’s website at www.lsi-industries.com, in each case to the attention of the Secretary of the Company.

Board Leadership Structure

Mr. O’Gara, a non-employee independent director, serves as Chairman of the Board of Directors and has served on the Board since 1999. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. He is intimately familiar with the Company’s business and in a good position to identify and evaluate strategic issues facing the Company.

As noted above, the Board of Directors is currently comprised of six members, five of whom are non-employee directors who meet the NASDAQ Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company. The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the entire Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of the CEO and the other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Board elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  The Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  The Board of Directors and each Board committee frequently engages in the discussion of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation plan; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

The compensation program for the Company’s non-employee Directors has been approved by the Compensation Committee. Non-employee Director annual compensation is $120,000, of which $60,000 is comprised of Common Shares and the remainder is cash. In addition, Committee Chairs receive the following amounts annually: Audit Committee Chair $17,500; Compensation Committee Chair $15,500; Nominating and Corporate Governance Committee Chair $13,500. The Chairman of the Board receives a $50,000 annual retainer. Directors who are employees of the Company do not receive any compensation for serving as a member of the Board of Directors.

The following table sets forth information regarding compensation paid by the Company to its non-employee Directors during fiscal 2020.

Name (1)	Fees Earned or Paid In Cash (2)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert P. Beech	$73,500	$60,000	--	--	--	--	$133,500
Ronald D. Brown	$60,000	$60,000	--	--	--	--	$120,000
Amy L. Hanson	$77,500	$60,000	--	--	--	--	$137,500
Chantel E. Lenard (3)	$-	$15,000	--	--	--	--	$15,000
John K. Morgan	$75,500	$60,000	--	--	--	--	$135,500
Wilfred T. O'Gara	$110,000	$60,000	--	--	--	--	$170,000

(1)	The table includes all non-employee directors of the Company in fiscal 2020.
(2)

Stock awards are made to each non-employee director quarterly as part of the annual retainer. The annual value of Common Shares awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $60,000 in fiscal 2020.

(3)	Ms. Lenard was elected to the Board on June 17, 2020.

Non-Employee Director Stock Holding Requirements

The Company maintains Stock Ownership and Retention Guidelines (the “Guidelines”) applicable to non-employee directors. All non-employee directors are in compliance with the guidelines. The Guidelines require the following stock ownership multiples:

Non-employee Director	Multiple of Annual Retainer
Robert P. Beech	3x
Ronald D. Brown	3x
Amy L. Hanson	3x
Chantel E. Lenard	3x
John K. Morgan	3x
Wilfred T. O’Gara	3x

Each non-employee director subject to the Guidelines has five years from the date of election to be in compliance with the Guidelines. Any non-employee director who is not in compliance with the Guidelines is required to retain 100% of the net shares received as a result of the exercise of stock options or vesting of time-based restricted stock, if applicable, until their respective ownership guidelines are met. The Guidelines provide that the Compensation Committee may reduce or waive the ownership guidelines for any non-employee director as such non-employee director approaches retirement or upon the occurrence or development of other circumstances as the Compensation Committee may determine in its discretion.

Once a non-employee director satisfies the minimum share requirement in the Guidelines, such non-employee director must continue to satisfy such requirement for as long as such non-employee director remains a non-employee director. However, once a non-employee director satisfies the minimum share requirements in the Guidelines, such minimum share requirement shall be deemed to have been forever met even if the trading price of the Company’s shares declines unless the non-employee director disposes of shares.

COMMITTEES OF THE BOARD

The Board of Directors has designated the committees described below to help carry out Board responsibilities.  In particular, each Board Committee works on key issues in greater detail than would be possible at a meeting of the entire Board of Directors.  Each Committee reviews the results of its meetings with the entire Board of Directors.  Each Committee, other than the Executive Committee, has a charter approved by the Board of Directors. The Committee Charters are available on the Company’s website, www.lsi-industries.com

The Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics in 2004.  There have been no amendments to the Code of Ethics, nor any waivers granted to executive officers, managers or employees.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following Committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their assignments. Set forth below is the composition of each of the current standing Committees of the Board as of June 30, 2020, as well as the number of times each committee met during the fiscal year.

The Executive Committee

The Executive Committee was composed of Messrs. O’Gara (Chair), Brown, Morgan and Clark as of June 30, 2020 did not meet during fiscal 2020.

The Audit Committee

The Audit Committee was composed of Ms. Hanson (Chair), Mr. Beech, Ms. Lenard and Mr. Morgan as of June 30, 2020. Ms. Lenard joined the Audit Committee on June 17, 2020 upon her election to the Board. All of the Audit Committee members are independent directors under NASDAQ independence standards, and each satisfies the NASDAQ financial literacy requirements. Ms. Hanson has been designated as an Audit Committee financial expert by the Board of Directors and meets all requirements as a financial expert as established by the Securities and Exchange Commission. The Audit Committee met four (4) times in fiscal 2020.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, Grant Thornton LLP.  The Audit Committee also evaluates information received from both Grant Thornton and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

●	The financial reports and other financial information provided by the Company to any governmental body or the public;

●	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

●	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by her to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non-audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include: 401(k) plan audit, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves engagement letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's 401(k) plan, tax compliance work, and other related audit work.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2020 were compatible with maintaining its independence during fiscal year 2020.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2020 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP the firm’s judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter to the Committee containing the written disclosures required by applicable requirements of the PCAOB with respect to Grant Thornton LLP's communications with the Audit Committee concerning Grant Thornton LLP’s independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2020 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended June 30, 2020.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2020 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee.

Amy L. Hanson (Chair)	Robert P. Beech	John K. Morgan	Chantel E. Lenard

The Compensation Committee

The Compensation Committee was composed of Messrs. Mr. Morgan (Chair), Mr. Brown, Ms. Lenard and Ms. Hanson as of June 30, 2020 and met four (4) times during fiscal 2020. Ms. Lenard joined the Compensation Committee on June 17, 2020 upon her election to the Board. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other senior executive officers and (ii) to oversee the Company’s compensation plan, policies and programs, including its incentive plans and benefit plans and programs. The Compensation Committee approves, adopts and administers the Company’s short-term incentive compensation plan, its long-term incentive compensation plan, 2019 Omnibus Plan and all awards granted thereunder, including amendments to the plans or such awards. The Committee also performs such duties and responsibilities under the terms required by any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Committee has from time to time considered the advice of independent compensation advisors and consultants to assist in the evaluation of the Company’s executive compensation plan and practices. Beginning in 2017, the Committee retained FW Cook in such capacity commencing and since such date FW Cook provided assistance to the Committee related to compensation for the Company’s NEOs, including the Chief Executive Officer. Currently, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and industry reference companies and other relevant market and industry data and developments.

The Company’s executive compensation plan is designed to support the corporate objective of maximizing the long-term value of the Company for its shareholders. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance and shareholder interests. The methods by which the Committee believes the Company's long-term objectives can be achieved are through an appropriate mix of base salary, an annual cash incentive compensation plan and a long-term equity-based incentive compensation plan.

The Compensation Committee processes and procedures for the consideration and determination of executive compensation are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was composed of Mr. Beech (Chair), Ms. Hanson and Mr. O’Gara as of June 30, 2020 and met six (6) times during fiscal 2020. The Committee is responsible for nominating individuals for election as members of the Board of Directors at each Company annual shareholder meeting and to fill any Board vacancies that may arise between annual shareholder meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board of Directors as its function relates to the business of the Company. The Committee also met once during fiscal year 2021 in order to nominate the slate of director candidates for election at the Company’s 2020 Annual Shareholder Meeting as set forth in this Proxy Statement and to discuss other corporate governance matters.

The Nominating and Governance Committee did not seek the recommendation of any of the director candidates named in this Proxy Statement, nor did it receive a recommendation from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates, except that the Board engaged a third party search firm in connection with the recruitment of Ms. Lenard to the Board. The Committee is also responsible for advising the Board of Directors on changes in Board compensation. The CEO provides input and recommendations to the Nominating and Corporate Governance Committee with respect to the compensation to be paid to the non-employee members of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has ever been an officer or employee of the Company, except that Mr. Brown served as Interim Chief Executive Officer of the Company from April 23, 2018 to November 1, 2018. No member of the Compensation Committee is or was a participant in any related person transaction in fiscal 2020. See the section titled “Related Person Transactions” in this Proxy Statement for a description of the Company’s policy on related person transactions. No member of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No Named Executive Officer serves as a board member or as a committee member of any company of which any of the Company’s non-employee Board members are executive officers.

RELATED PERSON TRANSACTIONS

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

The Company is not aware of any other matters to be presented at the 2020 Annual Meeting other than those specified in the Notice.

QUESTIONS

Any questions or requests for additional information about the 2020 Annual Meeting may be directed to:

LSI Industries Inc.

Attention: Mr. Thomas A. Caneris,

Senior Vice President, Human Resources, General Counsel and Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

For information about share ownership, please contact Computershare Investor Services, LLC at (866) 243-7347. The Company website is www.lsi-industries.com; website materials are for general information only and are not part of this proxy solicitation.

By order of the Board of Directors

Dated: September 23, 2020	/s/ Thomas A. Caneris
Thomas A. Caneris
Secretary

ANNEX A

NON-GAAP MEASURES

Non-GAAP Financial Measures

We believe it is appropriate to evaluate our performance after making adjustments to the as-reported U.S. GAAP net income. Adjusted net income, which exclude the impact of restructuring and plant closure (gains) costs, severance costs, goodwill impairment charges, and transition and re-alignment costs are Non-GAAP financial measures. Also included below are Non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA, Adjusted EBITDA and Adjusted Cumulative EBITDA), and Return on Net Assets (RONA). We believe that these adjusted supplemental measures are useful in assessing the operating performance of our business. These supplemental measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude these items because they are not representative of the ongoing results of operations of our business. These Non-GAAP measures may be different from Non-GAAP measures used by other companies. In addition, the Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Adjusted Cumulative EBITDA and RONA.

Reconciliation of operating income (loss) to EBITDA, Adjusted EBITDA and Adjusted Cumulative EBITDA

(In thousands)	2020	2019

Operating Income (Loss) as reported	$13,076	$(19,890)

Depreciation and Amortization	8,654	10,221

EBITDA	$21,730	$(9,669)

Restructuring, plant closure (gains) costs and related inventory write-downs	(7,038)	3,073

Severance costs	346	560

Goodwill impairment	-	20,165

Transition and re-alignment costs	-	120

Adjusted EBITDA	$15,038	$14,249

Adjusted Cumulative EBITDA	$29,287

Adjusted Cumulative EBITDA = FY2019 Adjusted EBITDA + FY2020 Adjusted EBITDA

A-i

Reconciliation of net income (loss) to adjusted net income

(In thousands)	2020

Net Income as reported	$9,592

Restructuring, plant closure (gains) costs and related inventory write-downs	(5,774)	(1)

Severance costs	245	(2)

Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	(851)

Net Income adjusted	$3,212

Net property, plant and equipment	26,535

Total current assets	85,858

Total current liabilities	34,649

RONA	4.13%

RONA = Adjusted net income / Sum of Net property, plant and equipment and Working Capital

Income tax effects of the adjustments in the table above:
(1) ($1,264)
(2) $101

A-ii